UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2016

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-13063	81-0422894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2016, Scientific Games Corporation (the “Company”) announced that Kevin Sheehan succeeded M. Gavin Isaacs as President and Chief Executive Officer of the Company, effective as of August 4, 2016 (the “Effective Date”).  The Company’s Board of Directors (the “Board”) also appointed Mr. Sheehan to serve as a director of the Company, effective as of the Effective Date. In his role as a director, Mr. Sheehan will also serve on the Executive and Finance Committee and the Compliance Committee of the Board. Upon the Effective Date, Mr. Isaacs became the Vice Chairman of the Board and will remain an employee of the Company through December 31, 2016, at which point it is expected that Mr. Isaacs will become a consultant to the Company.  There are no disagreements between Mr. Isaacs and the Board or management and his transition is not related to the Company’s operations, policies, practices or any issues regarding the integrity of the Company’s financial statements or accounting policies and practices.

Mr. Sheehan, 63, served as Chief Executive Officer of NCL Corporation Ltd., a leading global cruise line operator (“Norwegian Cruise Line”), from November 2008 through January 2015 and President of Norwegian Cruise Line from August 2010 through January 2015 (and previously from August 2008 through March 2009). Mr. Sheehan also served as Chief Financial Officer of Norwegian Cruise Line from November 2007 until September 2010. Before joining Norwegian Cruise Line, Mr. Sheehan served as a consultant to private equity firms, including Cerberus Capital Management LP (2006-2007) and Clayton Dubilier & Rice (2005-2006). From August 2005 to January 2008, Mr. Sheehan served on the faculty of Adelphi University as a Distinguished Visiting Professor of accounting, finance and economics. Prior to that, Mr. Sheehan held various senior executive roles at Cendant Corporation, including serving as Chairman of the board of directors and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division from January 2003 to May 2005. He also served as the Chief Financial Officer of Cendant Corporation from March 2001 to May 2003. Mr. Sheehan is currently the John J. Phelan, Jr. Distinguished Professor at the Robert B. Willumstad School of Business at Adelphi University.  Mr. Sheehan currently serves on the board of directors of Dave & Buster’s Entertainment, Inc., New Media Investment Group Inc., and Bob Evans Farms Inc.

Employment Agreement with Mr. Sheehan

The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Sheehan.  The term of Mr. Sheehan’s Employment Agreement begins on the Effective Date and extends through August 3, 2019, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either the Company or Mr. Sheehan.

Under the Employment Agreement, Mr. Sheehan will receive an annual base salary of $1,800,000 and will have the opportunity to earn up to 100% of his base salary as incentive compensation (“Target Bonus”) upon achievement of target level performance goals for a given year and the opportunity to earn up to 200% of his base salary upon achievement of maximum performance goals for a given year.  Mr. Sheehan is also entitled to reimbursement for his relocation to Las Vegas, Nevada to work from the Company’s headquarters. For 2016, Mr. Sheehan will receive incentive compensation equal to $900,000.  The Company will grant to Mr. Sheehan in 2017 equity awards with a grant date fair value equal to approximately 250% of his base salary. Beginning in 2018, Mr. Sheehan will be eligible to receive annual equity awards currently expected to have a grant date value targeted at approximately 250% of his base salary, generally in the discretion of the Compensation Committee of the Board in accordance with the Company’s plans and programs for senior executives of the Company. On August 10, 2016, Mr. Sheehan will receive sign-on equity awards consisting of (a) 400,000 performance-conditioned restricted stock units that will vest based on achievement of specified performance conditions over a three-year period (the “RSU Sign-On Award”) and (b) equity awards with a grant date value equal to approximately 250% of his base salary, prorated based on the number of days Mr. Sheehan will be employed in 2016, and consisting of (i) restricted stock units and stock options, each with a four-year vesting schedule, with the vesting dates falling on March 20 of 2017, 2018, 2019 and 2020 and (ii) performance-conditioned stock options vesting over a four-year period (with the vesting dates also being March 20 of 2017, 2018, 2019 and 2020) subject to the same performance condition as is applicable to the performance-conditioned stock options granted to the Company’s other executive officers on June 21, 2016 (the “2016 Pro-Rata Sign-On Award”). The sign-on equity awards were approved as employment inducement grants pursuant to NASDAQ Listing Rule 5635(c)(4).

If Mr. Sheehan’s employment is terminated by the Company without “Cause” or by Mr. Sheehan for “Good Reason” (as such terms are defined in the Employment Agreement) or if the Company provides Mr. Sheehan with a notice of non-renewal of the term of the Employment Agreement, then he would be entitled to receive: (i) a pro rata bonus (if any) for the year of termination; (ii) an amount equal to one times (1X) the sum of his base salary and “severance bonus amount” (generally, an amount equal to the highest annual incentive compensation (if any) paid to Mr. Sheehan in respect of the two (2) most recent fiscal years but not more than his Target Bonus for the year of termination); provided, that if Mr. Sheehan’s employment is terminated for the reasons set forth in this paragraph prior to the first anniversary of the Effective Date, the multiplier in this section (ii) will be two times (2X) the sum of his base salary and severance bonus amount; (iii) full vesting of his equity awards, subject to the satisfaction of any applicable performance criteria, and subject to express language in the applicable award agreement otherwise; and (iv) payment of COBRA premiums for up to 12 months, less the amount of employee contributions for similarly-situated active employees, if Mr. Sheehan elects to continue medical coverage under the Company’s group health plan in accordance with COBRA. With respect to the RSU Sign-On Award, if Mr. Sheehan’s employment is terminated by the Company without Cause or by Mr. Sheehan for Good Reason after the 18 month anniversary of the grant date and prior to the end of the performance period, the RSU Sign-On Award will remain outstanding and either all or a portion will be eligible to vest as if Mr. Sheehan had remained employed throughout the performance period, on a pro-rata basis based on achievement of the performance goals during both the period in which Mr. Sheehan was employed and also during the remainder of the performance period. If Mr. Sheehan’s employment is terminated by the Company without Cause or by Mr. Sheehan for Good Reason upon, or within one (1) year after, a “Change in Control” (as such term is defined in the Employment Agreement), then he would be entitled to receive the payments and benefits described above, except that the amount set forth in clause (ii) for terminations occurring on or after the one (1) year anniversary of the Effective Date would be multiplied by two (2). The Employment Agreement provides for a “best net cutback” in the event any payments or benefits to Mr. Sheehan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

In the event of Mr. Sheehan’s death, his beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of Mr. Sheehan for which the Company pays premiums and full vesting of his 2016 Pro-Rata Sign-On Award. In the event Mr. Sheehan’s employment is terminated due to his “Total Disability” (as such term is defined in the Employment Agreement), he would be entitled to receive any amounts due under any Company disability policy and full vesting of his 2016 Pro-Rata Sign-On Award.

The Employment Agreement also contains, among other things, covenants imposing certain obligations on Mr. Sheehan with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company, or solicit employees and/or customers of the Company, during his employment and for a period of 12 months after termination.

The foregoing summary is qualified in its entirety by the complete text of the Employment Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 (the “10-Q”), and the complete text of the form of the RSU Sign-On Award agreement and the form of the 2016 Pro-Rata Sign-On Award agreement, both of which will be filed with the 10-Q or the Registration Statement on Form S-8, to be filed by the Company in connection with such awards, as applicable.

Modification Agreement with Mr. Isaacs

On August 4, 2016, the Company entered into a modification agreement (the “Modification Agreement”) with Mr. Isaacs, effective as of the Effective Date, pursuant to which the parties agreed to amend certain terms of Mr. Isaacs existing employment agreement, dated as of June 9, 2014 and amended on October 29, 2015 (the “Existing Isaacs Employment Agreement”).

The Modification Agreement provides that upon the Effective Date, Mr. Isaacs will cease to serve as President and Chief Executive Officer of the Company and will become Vice Chairman of the Board and that the term under the Existing Isaacs Employment Agreement will be modified so that it ends on December 31, 2016, with Mr. Isaacs remaining an employee of the Company through such date.  The provisions of the Existing Isaacs Employment Agreement relating to Mr. Isaacs’ compensation and benefits will remain in effect throughout the remainder of the term of the agreement, as modified.  The Modification Agreement also provides that the term of the restrictive covenants contained in the Existing Isaacs Employment Agreement will be extended so that they are effective until the date that is 24 months following Mr. Isaacs’ termination of employment.

Pursuant to the Modification Agreement, provided that Mr. Isaacs remains employed with the Company through December 31, 2016 and executes and does not revoke a release of claims in favor of the Company and its affiliates, a consulting agreement between Mr. Isaacs and the Company will become effective as of January 1, 2017 (the “Consulting Agreement”), providing for Mr. Isaacs’ continued services to the Company as a consultant through June 30, 2018, subject to extension upon agreement by Mr. Isaacs and the Company.  During the term of the Consulting Agreement, Mr. Isaacs will be entitled to (a) a monthly consulting fee of $83,333.33, (b) payment of an amount equal to COBRA premiums for the term of the Consulting Agreement and while Mr. Isaacs is eligible for COBRA coverage, less the amount of employee contributions for similarly-situated active employees, if Mr. Isaacs elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, and (c) the opportunity to receive a discretionary bonus for 2017.  The Modification Agreement and the Consulting Agreement provide that any unvested equity awards held by Mr. Isaacs as of December 31, 2016, will remain outstanding and continue to vest in accordance with their vesting schedule, subject to Mr. Isaac’s continued service as a consultant through the applicable vesting date and achievement of any applicable performance criteria, provided that any such equity awards that remain outstanding on June 30, 2018 will immediately vest as of such date if Mr. Isaacs is still providing services to the Company as of such date, subject to achievement of any applicable performance criteria.

In the event that the Company terminates the Consulting Agreement prior to June 30, 2018 without “Cause” (as defined in the Existing Isaacs Employment Agreement), Mr. Isaacs will be entitled to receive the monthly consulting fee through June 30, 2018, and Mr. Isaac’s equity awards will be treated as if he had continued providing services to the Company through June 30, 2018.

The foregoing summary is qualified in its entirety by the complete text of the Modification Agreement, which will be filed with the 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: August 9, 2016	By:	/s/ Michael A. Quartieri
		Name:	Michael A. Quartieri
		Title:	Executive Vice President and Chief Financial Officer